090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180403922-81
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/13/2018 9:35 AM
	Entity Number C29293-1998

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Golden Developing Solutions, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

4. Capital Stock
(a) Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue is seven hundred seventy five million (775,000,000) shares of common stock, par value of $0.0001 per share (the "Common Stock"), and thirty five million (35,000,000) shares of preferred stock, par value of $0.0001 per share (the "Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 68.62%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Stavros Triant

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

FORM OF CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF GOLDEN DEVELOPING SOLUTIONS, INC.

1. Name of the Corporation:

   Golden Developing Solutions, Inc. (the "Corporation")

2. The articles have been amended as follows (provide article numbers, if available):

   Section 4(a) is amended and restated in its entirety to read as follows.

   Section 4. Capital Stock.

(a) Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue is seven hundred seventy five million (775,000,000) shares of common stock, par value of $0.0001 per share (the "Common Stock"), and thirty five million (35,000,000) shares of preferred stock, par value of $0.0001 per share (the "Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 68.62%

4. Effective date of filing (optional): Upon filing

5. Officer Signature (Required):

____

Stavros A. Triant, Chief Executive Officer